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                                                                   EXHIBIT 10.32



MCI COMMUNICATIONS CORPORATION
1801 Pennsylvania Avenue, N.W               BERT C. ROBERTS, JR.
Washington, DC 20006                        Chairman

September 16, 1998

Gerald H. Taylor
2606 Normanstone Lane, N.W.
Washington, DC 20008

Dear Jerry:

This letter confirms several modifications to your Amended and Restated Employment Agreement, dated as of November 6, 1997, that you and I have agreed to. I have discussed these changes with Bernie Ebbers on behalf of WorldCom, and he also has agreed to them. All of us accept that these changes are necessary and fair to all parties under the circumstances.

         1. At the close of the merger, you will become a director of MCI WORLDCOM, Inc. ("MCI WorldCom"). You will serve as a director of MCI WorldCom until December 31, 1999, unless your resignation is requested earlier or unless you are asked to continue as a director after that date and you agree to do so.

         2. You will be employed by MCI until your retirement from the company, which we presently anticipate will be on or about January 1, 1999. Upon your retirement, all currently unvested equity awards (i.e., February 1998 option grants and February and August 1998 executive stock awards) will vest and your deferrals of any previously vested equity awards will terminate.

         3. In full settlement of any compensation claims under your employment agreement (including payroll, bonus, and equity claims), MCI will pay you 1.33 times the sum of your current 1998 salary and bonus (senior executive incentive plan plus cash equivalent of executive stock award). This sum will be paid to you in 16 equal monthly installments commencing in September 1998 and continuing through December 1999.

         4. The continued health, dental, and insurance benefits specified in your employment agreement will commence as of September 1998.

         5. You will receive three years service credit toward your pension at retirement. You will have all the normal options with respect to payment of your pension.

         6. The non-competition provision of your employment agreement will continue in force until December 31, 1999, unless you are asked to resign from the MCI WorldCom Board prior to June 30, 1999, in which case it will terminate 6 months after your resignation.

Except as modified by this letter, the terms of your employment agreement will continue in effect.

If this letter accurately sets forth your understanding of our agreement, please so indicate by signing below.

Sincerely,

/s/ Bert C. Roberts, Jr.

Bert C. Roberts, Jr.


READ AND AGREED TO:          /s/ Gerald H. Taylor
                             -------------------------------------------------
                                            Gerald H. Taylor